(a)(46)

VOYA PARTNERS, INC.

ARTICLES OF AMENDMENT

Effective: December 12, 2014

VOYA PARTNERS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:      The charter of the Corporation as currently in effect (the “Charter”) is hereby amended to change the name or other designation of certain series of stock of the Corporation (the “Fund”) as follows:

Current Name	New Name

VY PIMCO Bond Portfolio — Initial Class	Voya Aggregate Bond Portfolio — Initial Class
VY PIMCO Bond Portfolio — Adviser Class	Voya Aggregate Bond Portfolio — Adviser Class
VY PIMCO Bond Portfolio — Service Class	Voya Aggregate Bond Portfolio — Service Class
VY PIMCO Bond Portfolio — Service 2 Class	Voya Aggregate Bond Portfolio — Service 2 Class

SECOND:           The change in the name or other designation of the Fund set forth in Article FIRST does not change the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualification or terms or condition of redemption of the Fund.

THIRD:               The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:          The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

FIFTH:               The foregoing amendment shall be effective on December 12, 2014.

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The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Secretary on this 26th day of November, 2014.

WITNESS:		VOYA PARTNERS, INC.

/s/ Huey P. Falgout, Jr.		/s/ Todd Modic
Name:	Huey P. Falgout, Jr.	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

Return Address:
Voya Partners, Inc.
7337 E Doubletree Ranch Road
Suite 100
Scottsdale, AZ 85258

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CERTIFICATE

THE UNDERSIGNED, Senior Vice President of Voya Partners, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges that the foregoing Articles of Amendment are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Todd Modic
Todd Modic
Senior Vice President